Doral Energy Acquires Permian Basin Assets, Financed With
 $50 Million Credit Facility from Macquarie Bank Limited

LOS ANGELES, August 4/MarketWire/ -- Doral Energy Corp. (OTC Bulletin Board: DENG) (“Doral” or “the Company”), an oil and gas exploration and production company, announced today that it has completed the acquisition of leaseholds on over 7,800 acres of producing oil and gas property on the northwestern end of the resource-rich Permian Basin in Eddy County, New Mexico (the “Eddy County Properties”). In order to complete the acquisition of the Eddy County Properties, Doral entered into a $50 million senior first lien secured credit facility with the Energy Capital Group of Macquarie Bank Limited (“Macquarie”) of Sydney, Australia.

Upon completing the acquisition of the Eddy County Properties, Doral acquired a 97.5% average working interest and a 76.0% average net revenue interest in 62 leases (“the Eddy County Properties”) from Hanson Energy of Artesia, New Mexico. The purchase price paid to Hanson Energy was $5,000,000 cash, 7,000,000 shares of restricted common stock of Doral Energy Corp., and a 2.5% overriding royalty interest in the production from the leases. Doral became the operator on all of the leases effective August 1, 2008.

Doral’s used its $50 million credit facility from Macquarie to finance the cash portion of the purchase price. The initial advance to Doral was $5,300,000, with $5,000,000 used to pay Hanson Energy and the remaining $300,000 being used by Doral to cover transaction costs, fees, and general working capital requirements. Further use of the Macquarie credit facility will fund Doral’s continued growth through drilling and development of the Eddy County Properties, as well as the acquisition of additional oil and gas properties. Future advances are subject to the approval of Macquarie. Doral’s growth strategy is founded primarily upon acquiring and developing producing assets with strong proved reserve bases that are underdeveloped and can thus be exploited for significant revenue growth.

Current gross daily production from the Eddy County Properties is approximately 120 barrels of oil equivalent (“BOE”) per day. Total proved reserves for the Eddy County Properties are estimated at 4,100,000 BOE, being approximately 800,000 BOE of proved developed reserves and 3,300,000 BOE of proved undeveloped reserves.

The Eddy County Properties cover more than 7,800 acres and are located along the Artesia-Vacuum Trend near the north-western edge of the Permian Basin. The Permian Basin has been a top U.S. oil and gas producing region for over 80 years. During this time, the region has produced approximately 30 billion BOE, and approximately 22% of remaining U.S. proved oil reserves are estimated to be contained in the Permian Basin. The Permian Basin region is expected to play a key role in Doral Energy’s future growth strategy, and it will continue to play a major role in U.S. energy production for years to come.

Doral CEO Dr. Paul Kirkitelos commented, “This first producing acquisition is a great step forward for the Company. We are extremely enthusiastic about kicking off our growth strategy with the Eddy County Properties, located in the prolific Permian Basin, which is a major target for us in seeking future acquisitions.” Commenting on the $50 million credit facility from Macquarie, Kirkitelos continued, “With financing from a strong partner like Macquarie, we believe we can make the most of the reserves in our current purchase and also have room to grow through future acquisitions.”

Initial studies of the Eddy County Properties by Doral Energy’s engineers indicate that there are numerous opportunities for operational improvements to existing wells. A work plan including well repair and clean-out workovers, well chemical treatments and acid stimulations, and improvements in pump and production facility efficiencies will be undertaken immediately.

“We believe the improvement plan could increase production from the existing wells by up to 30%. An increase in near-term production will strengthen the Company’s revenue base during the initial stages of implementing our program of new drilling,” stated H. Patrick Seale, Doral’s lead consultant for engineering and operations.

Doral plans to capitalize on the proved undeveloped reserves by implementing an infill drilling program intended to maximize production from the Eddy County Properties. Similar infill drilling programs in the immediate vicinity have had very good success over the past 20-30 years, helping to guide Doral’s strategic planning. The Company has identified over 160 potential infill locations that have been classified as containing proved undeveloped reserves.

Commenting on the infill drilling program, CEO Kirkitelos stated, “One of the most attractive aspects of this acquisition is that the shallow rights provide us the opportunity to drill and complete wells with lower costs and fewer operational risks than deeper wells. The result is a risk/reward profile that we believe can create great value for our shareholders as we extract the maximum upside from our purchase of the Eddy County Properties.”

About Doral Energy Corp

Doral Energy Corp (OTC: DENG.OB) is an emerging oil and gas exploration and production company headquartered in Los Angeles, with an operations office in Midland, Texas. Doral Energy Corp’s strategy is to grow a portfolio of exploration, production, and exploitation assets, with a focus on achieving immediate cash flow from production, combined with lower-risk growth from operational improvements and new drilling on properties with strong proven reserve bases. The prolific Permian Basin of Texas and New Mexico is a geographic region of particular interest for the Company’s future acquisition activity.

Further Information

Shareholders and investors are encouraged to visit Doral Energy’s website at www.DoralEnergy.com for more information. Please feel free to call investor relations toll-free at 1-866-511-1147 with any questions pertaining to the Company.

On behalf of DORAL ENERGY CORP, INC.

Dr. Paul Kirkitelos, President and CEO

Legal Notice Regarding Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.